                                                                                                                                                     Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of TechPrecision Corporation and subsidiaries on Form  S-8 (File No. 333 148152) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated July 15, 2014, with respect to our audit of the consolidated  financial statements of TechPrecision Corporation and subsidiaries as of March 31, 2014 and for the year ended March 31, 2014, which report is included in this Annual Report on Form 10-K of TechPrecision Corporation and subsidiaries for the year ended March 31, 2014.

/s/ Marcum llp
Bala Cynwyd, Pennsylvania
July 15, 2014